EXHIBIT 10.2


                           CREDIT AGREEMENT

        THIS AGREEMENT is entered into as of September 3, 2004, by and between C P S DISTRIBUTORS, INC., a Colorado corporation ("CPS") and WATER SYSTEMS, INC., a Wyoming corporation ("WSI") and WESTERN PIPE SUPPLY CO., INC., a Colorado corporation ("WPSCI") "(each individually, a "Borrower")", and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank"). Each reference herein to "Borrower" shall mean each and every party, collectively and individually, defined above as a Borrower.

                               RECITALS
        Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

        NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:


                               ARTICLE I

                             CREDIT TERMS

        Section 1.1. LINE OF CREDIT.

        (a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including July 1, 2006, not to exceed at any time the aggregate principal amount of Five Million Seven Hundred Fifty Thousand Dollars ($5,750,000.00) ("Line of Credit"), the proceeds of which shall be used for working capital. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of June 30, 2004 ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

        (b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of eighty percent (80%) of Borrower's eligible accounts receivable, plus sixty five percent (65%) of dated accounts receivable, plus fifty percent (50%) of the value of Borrower's eligible inventory (exclusive of work in process and inventory which is obsolete, unsaleable or damaged), with value defined as lower of cost or market per generally accepted accounting principals; provided however, that outstanding borrowings against inventory shall not at any time exceed an aggregate of Three Million Dollars ($3,000,000.00) for inventory and One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) for dated accounts receivable less 105% of the balance payable to Deutche Financial. All of the foregoing shall be determined by Bank upon receipt and review of all collateral reports required hereunder and such other documents and collateral information as Bank may from time to time require. Borrower acknowledges that said borrowing base was established by Bank with the understanding that, among other items, the aggregate of all returns, rebates, cash discounts, credits and allowances for the immediately preceding twelve (12) months at all times shall be less than six percent (6%) of Borrower's gross sales for said period. If such dilution of Borrower's accounts for the immediately preceding twelve
(12) months at any time exceeds six percent (6%) of Borrower's gross sales for said period, or if there at any time exists any other matters, events, conditions or contingencies which Bank reasonably believes may affect payment of any portion of Borrower's accounts, Bank, in its sole discretion, may reduce the foregoing advance rate against eligible accounts receivable to a percentage appropriate to reflect such additional dilution and/or establish additional reserves against Borrower's eligible accounts receivable.

        As used herein, "eligible accounts receivable" shall consist solely of trade accounts created in the ordinary course of Borrower's business, upon which Borrower's right to receive payment is absolute and not contingent upon the fulfillment of any condition whatsoever, and in which Bank has a perfected security interest of first priority, and shall not include:

             (i) any account which is more than ninety (90) days past due, except with respect to any account for which Borrower has provided extended payment terms not to exceed one hundred fifty (150) days, any such account which is more than sixty (60) days past due;

            (ii) that portion of any account for which there exists any right of setoff, defense or discount (except regular discounts allowed in the ordinary course of business to promote prompt payment) or for which any defense or counterclaim has been asserted;

           (iii) any account which represents an obligation of any state or municipal government or of the United States government or any political subdivision thereof (except any accounts which represents an obligation of City governments as approved by Bank or any accounts which represent obligations of the United States government and for which the assignment provisions of the Federal Assignment of Claims Act, as amended or recodified from time to time, have been complied with to Bank's satisfaction);

            (iv) any account which represents an obligation of an account debtor located in a foreign country other than an account debtor located in a Canadian province or territory, so long as, in Bank's determination, such Canadian jurisdiction recognizes Bank's first priority security interest in and right to collect such account as a consequence of any security agreements and UCC filings in favor of Bank, except to the extent any such account, in Bank's determination, is supported by a letter of credit or insured under a policy of foreign credit insurance, in each case in form, substance and issued by a party acceptable to Bank;

             (v) any account which arises from the sale or lease to or performance of services for, or represents an obligation of, an employee, affiliate, partner, member, parent or subsidiary of Borrower;

            (vi) that portion of any account, which represents interim or progress billings or retention rights on the part of the account debtor;

           (vii) any account which represents an obligation of any account debtor when twenty percent (20%) or more of Borrower's accounts from such account debtor are not eligible pursuant to (i) above;

          (viii) that portion of any account from an account debtor which represents the amount by which Borrower's total accounts from said account debtor exceeds twenty-five percent (25%) of Borrower's total accounts;

            (ix) any account deemed ineligible by Bank when Bank, in its sole discretion,deems the creditworthiness or financial condition of the account debtor, or the industry in which the account debtor is engaged, to be unsatisfactory.

        (c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

        Section 1.2. TERM COMMITMENT.

        (a) Term Commitment. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from aggregate principal amount of Three Million Forty Thousand Dollars ($3,040,000,00) ("Term Commitment"), the proceeds of which shall be used for construction of improvements on certain real property located at 122nd and Huron, Westminster, Colorado, and which shall be converted on March 1, 2005, to a term loan, as described more fully below. Borrower's obligation to repay advances under the Term Commitment shall be evidenced by a promissory note dated as of September 3, 2004 ("Term Commitment Note"), all terms of which are incorporated herein by this reference.

        (b) Limitation on Borrowings. Notwithstanding any other borrowings under the Term Commitment shall not at any time exceed a maximum of lesser of eighty percent (80%) of appraised value or cost of the real property collateral required hereunder, all as determined by Bank, and any other limitation as set forth herein or in the Loan Documents.

        (c) Borrowing and Repayment. Borrower may from time to time during the period in which Bank will make advances under the Term Commitment borrow and partially or wholly repay its outstanding borrowings, provided that amounts repaid may not be reborrowed, subject to all the limitations, terms and conditions contained herein; provided however, that the total outstanding borrowings under the Term Commitment shall not at any time exceed the maximum principal amount available thereunder, as set forth above. The outstanding principal balance of the Term Commitment shall be due and payable in full on March 1, 2005; provided however, that so long as Borrower is in compliance on said date with all terms and conditions contained herein and in any other documents evidencing any credit subject hereto, Bank agrees to restructure repayment of said outstanding principal balance so that principal and interest shall be amortized over 180 monthly installments, as set forth in the Term Commitment Note.

        (d) Prepayment. Borrower may prepay principal on the Term Commitment solely in accordance with the provisions of the Term
Commitment Note.

        Section 1.3. INTEREST/FEES.

        (a) Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

        (b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

        (c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Term Commitment equal to one half of one percent (.500%), which fee shall be due and payable in full upon the execution of the promissory note evidencing the Term Commitment.

        Section 1.4. COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under the line of credit by charging Borrower's deposit account number 1018017043 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

        Section 1.5. COLLATERAL. As security for all indebtedness of Borrower to Bank under the Line of Credit, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory, equipment and a lien of not less than second priority on that certain real property located at 122nd and Huron, Westminster, Colorado 80234.

        As security for all indebtedness of Borrower to Bank under the Term Commitment, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory, equipment, and a lien of not less than first priority on that certain real property located at 122nd and Huron, Westminster, Colorado 80234, and an assignment of all plan and specifications, architect and construction contracts related to the construction of improvements on said real property.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds of trust and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall reimburse Bank immediately upon demand for all costs and expenses incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

        Section 1.6. GUARANTIES. All indebtedness of Borrower to Bank shall be guaranteed jointly and severally by HIA, Inc., as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.

        Section 1.7. SUBORDINATION OF DEBT. All obligations of Borrower to Bruce H. Grinnell, Jr. shall be subordinated in right of repayment to all obligations of Borrower to Bank, as evidenced by and subject to the terms of subordination agreements in form and substance satisfactory to Bank.


                              ARTICLE II

                    REPRESENTATIONS AND WARRANTIES

        Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

        Section 2.1. LEGAL STATUS. ("CPS") is a corporation, duly organized and existing and in good standing under the laws of the State of Colorado, ("WSI") is a corporation, duly organized and existing and in good standing under the laws of the State of Wyoming and ("WPSCI") is a corporation, duly organized and existing and in good standing under the laws of the State of Colorado, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

        Section 2.2. AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

        Section 2.3. NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

        Section 2.4. LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

        Section 2.5. CORRECTNESS OF FINANCIAL STATEMENT. The financial statement of Borrower dated April 30, 2004, a true copy of which has been delivered by Borrower to Bank prior to the date hereof, (a) is complete and correct and presents fairly the financial condition of Borrower, (b) discloses all liabilities of Borrower that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) has been prepared in accordance with generally accepted accounting principles consistently applied. Since the date of such financial statement there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as otherwise permitted by Bank in writing.

        Section 2.6. INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

        Section 2.7. NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

        Section 2.8. PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

        Section 2.9. ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

        Section 2.10. OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

        Section 2.11. ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

        Section 2.12. REAL PROPERTY COLLATERAL. Except as disclosed by Borrower to Bank in writing prior to the date hereof, with respect to any real property collateral required hereby:

        (a) All taxes, governmental assessments, insurance premiums, and water, sewer and municipal charges, and rents (if any) which previously became due and owing in respect thereof have been paid as of the date hereof.

        (b) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to any such lien) which affect all or any interest in any such real property and which are or may be prior to or equal to the lien thereon in favor of Bank.

        (c) None of the improvements which were included for purpose of determining the appraised value of any such real property lies outside of the boundaries and/or building restriction lines thereof, and no improvements on adjoining properties materially encroach upon any such real property.

        (d) There is no pending, or to the best of Borrower's knowledge threatened, proceeding for the total or partial condemnation of all or any portion of any such real property, and all such real property is in good repair and free and clear of any damage that would materially and adversely affect the value thereof as security and/or the intended use thereof.


                              ARTICLE III

                              CONDITIONS

        Section 3.1. CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

        (a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

        (b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

              (i) This Agreement and each promissory note or other instrument or document required hereby.
              (ii)   Corporate Resolution:  Borrowing (3).
              (iii)  Certificate of Incumbency (4).
              (iv)   Corporate Resolution:  Continuing Guaranty.
              (v)    Continuing Guaranty Agreement.
              (vi)   Deed of Trust and Assignment of Rents and Leases (2).
              (vii)  Security Agreement Equipment.
              (viii) Continuing Security Agreement: Rights to Payment and Inventory.
              (ix)   UCC-1 Financing Statement.
              (x)    Agreement and Acknowledgement of Security Interest.
              (xi) Assignment of Architectural Agreements and Plan and Specifications.
              (xii)  Assignment of Construction Agreements.
              (xiii) Such other documents as Bank may require under any other Section of this Agreement.

        (c) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any guarantor hereunder, nor any material decline, as determined by Bank, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor.

        (d) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower's property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank, including without limitation, policies of fire and extended coverage insurance covering all real property collateral required hereby, with replacement cost and mortgagee loss payable endorsements, and such policies of insurance against specific hazards affecting any such real property as may be required by governmental regulation or Bank.

        (e) Appraisals. Bank shall have obtained, at Borrower's cost, an appraisal of all real property collateral required hereby, and all improvements thereon, issued by an appraiser acceptable to Bank and in form, substance and reflecting values satisfactory to Bank, in its discretion.

        (f) Title Insurance. Bank shall have received an ALTA Policy of Title Insurance, with such endorsements as Bank may require, issued by a company and in form and substance satisfactory to Bank, in such amount as Bank shall require, insuring Bank's lien on the real property collateral required hereby to be of the priority set forth in Section
1.5 hereof, subject only to such exceptions as Bank shall approve in its discretion, with all costs thereof to be paid by Borrower.

        (g) Tax Service Contract. Borrower shall have procured and delivered to Bank, at Borrower's cost, such tax service contract as Bank shall require for any real property collateral required hereby, to remain in effect as long as such real property secures any obligations of Borrower to Bank as required hereby.


        Section 3.2. CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

        (a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

        (b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.


                              ARTICLE IV

                         AFFIRMATIVE COVENANTS

        Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless
Bank otherwise consents in writing:

        Section 4.1. PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

        Section 4.2. ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

        Section 4.3. FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

        (a) not later than 90 days after and as of the end of each fiscal year, a 10K financial statement of each guarantor hereunder, prepared by a certified pubic accountant acceptable to Bank, to include balance sheet and income statement;

        (b) not later than 60 days after and as of the end of each quarter, a 10Q financial statement of each guarantor hereunder, prepared by a certified public accountant acceptable to Bank, to include balance sheet and income statement;

        (c) not later than 30 days after and as of the end of each month, a financial statement of Borrower prepared by Borrower, to include balance sheet and income statement;

        (d) not later than 30 days after and as of the end of each quarter, a borrowing base certificate, an inventory collateral report, an aged listing of accounts receivable and payable, and a reconciliation of accounts, and not later than 30 days after and as of each quarter; the aforementioned shall be submitted electronically to Bank.

        (e) contemporaneously with each annual and month end a financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

        (f) Budget due within 45 days prior to and as of the end of each fiscal year end;

        (g) from time to time such other information as Bank may reasonably request.


        Section 4.4. COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

        Section 4.5. INSURANCE. Maintain and keep in force insurance of the types and in amounts customarily carried in lines of business similar to that of Borrower, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

        Section 4.6. FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

        Section 4.7. TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except such (a) as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank's satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

        Section 4.8. LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $25,000.00.

        Section 4.9. FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

        (a) Tangible Net Worth not at any time less than $3,500,000.00, December through May; $4,500,000.00 June through November of each year, with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

        (b) Total Liabilities divided by Tangible Net Worth not at any time greater than 3.00 to 1.0, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" as defined above.

        (c) EBITDA Coverage Ratio not less than 1.50 to 1.0 as of each fiscal quarter end, with "EBITDA" defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense, and with "EBITDA Coverage Ratio" defined as EBITDA divided by the aggregate of total interest expense plus the prior period current maturity of long-term debt and the prior period current maturity of subordinated debt.

        Section 4.10. NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.


                              ARTICLE V

                          NEGATIVE COVENANTS

        Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

        Section 5.1. USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

        Section 5.2. CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of $300,000.00.

        Section 5.3. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated,joint or several, except (a) the liabilities of Borrower to Bank, and (b) any other liabilities of Borrower existing as of, and disclosed to Bank prior to, the date hereof (c) $500,000.00 permitted annually without prior Bank approval.

        Section 5.4. MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower's business as conducted as of the datehereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business.

        Section 5.5. GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

        Section 5.6. LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof.

        Section 5.7. DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding except to HIA, Inc, in excess of $50,000.00 in the aggregate in any 12 month period without Bank's approval.

        Section 5.8. PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof.


                              ARTICLE VI

          CONDITIONS AND COVENANTS RE:  THE TERM COMMITMENT


        Section 6.1. TERM COMMITMENT COLLATERAL. The Term Commitment shall be secured by:

        (a) a first priority deed of trust on the Project, with "Project" meaning the real property located at 122nd and Huron, Westminster, Colorado, and all improvements to be constructed thereon.

        (b) a first security interest in all fixtures and appurtenances, now or later owned by Borrower and installed or located upon or used or useful in the operation of the Project, whether attached or detached (the "Improvements").

        Section 6.2. CONSTRUCTION. Borrower shall, at its expense, construct or cause to be constructed on the real property the improvements. The Improvements shall be completed prior to March 1, 2005, ("Completion Date"), in a workmanlike manner and in substantial compliance with the plans and specifications, including all modifications, as approved by Bank ("Plans and Specifications"), and in accordance with all building, safety, zoning and other requirements of any state, municipal or other governmental authority. Borrower shall diligently and continuously carry out or cause to be carried out the construction of the Improvements so as to insure completion by the Completion Date.

        (a) Bank shall at all times have the right to require strict compliance with the original Plans and Specifications, but Borrower may effect changes in the Plans and Specifications from time to time, without first obtaining Bank's approval, provided that without the prior written approval of Bank, Borrower shall not effect any changes in the Plans and Specifications where such change: (i) would constitute a material change in the building material or equipment specifications, the architectural or structural design, value, architecture or quality of any of the Improvements as defined in the construction contract; or (ii) would result in an increase in any item of construction cost in excess of the lesser of $25,000.00 or three percent (3.0%) of any individual budget item, for any single change, or in excess of $100,000.00 for all such changes in such items of construction cost; or (iii) would affect the structural integrity, quality of building material or equipment or overall efficiency of operating systems or utility systems of the Improvements.

        (b) All materials, fixtures, equipment or articles used in the construction or equipping of the Improvements shall comply with the Plans and Specifications, and the Improvements shall not be constructed in violation of any restrictive covenants, laws, statutes, ordinances or other governmental rules or regulations.

        Section 6.3. CONSTRUCTION COSTS. Borrower represents that the total construction costs together with any related costs shall not exceed Three Million Seven Hundred Thirty Six Thousand One Hundred Ninety Eight Dollars ($3,736, 198.00), and that prior to the first request for an advance, it will have paid a sufficient amount of such costs ("Borrower's Investment") so that the remaining construction costs for which advances are to be made, shall not exceed the Term Loan Commitment. Prior to the first request for advance, Borrower shall furnish all sworn statements, waivers of lien and other assurances of payment as Bank may require, which must be acceptable to the title company insuring Bank's deed of trust, evidencing payment of the Borrower's Investment.

        Section 6.4. ADVANCES: Bank shall make advances to the Borrower to defray actual costs of construction of the Improvements incurred up to the Loan amount, subject to the following:

        (a) Requests for advances shall be made upon such procedures and additional conditions as Bank may require, and pursuant to forms provided by or acceptable to Bank, and all such requests shall be approved by those parties which Bank may require, Requests shall indicate the amount of the advance and the date upon which the advance is desired, which shall be not less than five business days after the Bank receives the request. Advances shall be limited to one in any calendar month.

        (b) Bank shall not be obligated to make the first advance unless the following conditions have been satisfied:

            1) Bank shall have received, in form and substance satisfactory to it:

               a) executed copies of all Loan Documents, and any other
                  documents required by Bank including executed and proposed lease agreements;

               b) a budget acceptable to Bank, and estimated cost breakdown of all direct and indirect costs of the Project;

               c) Plans and Specifications, and all bulletins, addenda,
                  change orders and modifications to the date of the request for that advance, approved in writing by Borrower, and Bank's designated inspector;

               d) evidence of compliance with all building, safety, zoning and other requirements of any state, municipal or other governmental authority affecting the construction and use of the Project;

               e) all required permits, licenses, approvals and
                  authorizations then procurable which are required for the construction and use of the Project;

               f) a request for advance as defined herein;

               g) sworn statements, waivers of lien, affidavits and
                  certificate of Bank's designated inspector and the Borrower, and assurances of payment of all subcontractors and materialmen, which shall cover all work, labor and materials, including equipment and fixtures of all kinds, done, performed or furnished for the Project to the date of the request. The certificate of Bank's inspector shall be certified to both Bank and shall certify, as of its date:

                 (i) that each request for payment is correct and that to
                     the best of its knowledge all work pursuant to the contract has been done in substantial compliance with the Plans and Specifications;

                (ii) that there has been no material deviation from the
                     contract amount or time of completion of the work, except as authorized by contract modifications approved by Bank; and

               (iii) that the total construction cost and the cost to
                     complete the Improvements have not changed except as authorized by the Bank, and (after giving effect to all amounts previously certified for payment plus the amount then requested) the remaining uncertified and undisbursed funds will be sufficient to meet all known costs to complete the work covered by the contract.

               h) a paid policy of mortgage title insurance, without
                  exceptions, issued by a company satisfactory to Bank, in the full amount of the Loan, insuring that Bank is a mortgagee having a priority as specified of the Project, and that title to the Project is in Borrower, free and clear of all other liens, claims, charges and encumbrances, except such as are indicated in the Deed of Trust or approved by Bank.

        (c) The obligation of Bank to make any advances after the first advance shall be subject to satisfaction of the following:

            1) All conditions for the first advance set forth in Section
               6.4(b), and

            2) There shall be no default under any of the Loan Documents.

        (d) The Project shall be subject to inspection and approval by Bank or its designee of that portion of the Improvements which has been completed at the time of the request for advance.

        (e) Bank shall not be required to make any advance if:

            1) There is any material adverse change in the projected
               income or expenses of the Project, or the financial condition of Borrower or any lessee;

            2) There shall have occurred any of the events described in
               Article VII for which Bank has the right to terminate this Agreement;

            3) Either the Borrower, or any tenant under any lease, if
               any, or any guarantor of the loan or any such lease, shall be the subject of any bankruptcy, reorganization, or insolvency proceeding;

            4) There shall have occurred and be continuing any default by Borrower under the Loan Documents; or

            5) There shall be default in any other loan by Bank to
               Borrower or to any guarantor.

        (f) Bank may establish reserves from the undisbursed portion of the Loans in sums sufficient, in its opinion, to pay or satisfy any requirements of any lien or claim prior or prejudicial to the lien of Bank, and all funds so reserved shall be deemed proceeds advanced under this Agreement, whether or not segregated and whether or not at interest. If at any time, in the reasonable judgment of Bank, the then undisbursed portion of the Loans shall be insufficient to defray the remaining cost of completion of the Improvements, then Borrower shall deposit with Bank funds which, when added to the undisbursed portion of the Loans, will be sufficient to satisfy the remaining cost of completion of the Improvements, and all funds so deposited with the Bank shall be disbursed in accordance with the terms of this Agreement, and may be advanced by Bank prior to the advance of any Loan proceeds.

        (g) Bank's obligation to make the final advance shall be subject to the following requirements, in form and substance satisfactory to
Bank:

            1) Delivery to Bank of evidence of issuance of all
               certificates, permits, licenses and other approvals required by any governmental or public authority or rating bureau of all work requiring inspection, and authorizing the use and occupancy of the Project.

            2) Certification by the Bank's inspector and by Borrower, of final completion of the Improvements in accordance with the Plans and Specifications, and final inspection and approval of the construction by Bank or its designee.

            3) Completion and delivery to Bank of a final "as built"
               survey of the Project, satisfactory to Bank and to the issuer of the title insurance required by this Agreement, with endorsements to Bank's insurance policy acceptable to Bank.

            4) Re-certification of the appraisal report, in form and
               substance satisfactory to Bank.

            5) Delivery to Bank of such other documents as Bank may
               require.

Notwithstanding anything to the contrary, Bank's obligation to make the final advance shall terminate on the Completion Date, without in any way affecting the obligations of Borrower.


        Section 6.5. INSURANCE. During the construction of the Improvements and for as long as any part of the Term Commitment remains unpaid, Borrower shall maintain a policy or policies of insurance against fire
(with extended coverage, malicious mischief and vandalism endorsements and covering all property covered by the lien of the deed of trust or any other instrument securing the Term Commitment), builder's risk, public liability, workmen's compensation, federal flood Insurance and such other insurance as Bank may from time to time require, containing where applicable a standard loss payable clause, without contribution, in favor of Bank. All policies shall be with companies and in form, amount and substance satisfactory to Bank, and shall be noncancelable, except upon thirty (30) days written notice to Bank.


        Section 6.6. APPLICATION OF ADVANCES. Borrower shall apply each advance made against amounts due and payable for construction of the Improvements or obligations in connection with the construction, and shall set aside the remainder, if any, to apply against all amounts as shall become due and payable for the construction. Nothing contained in the Loan Documents shall impose upon Bank any obligation to see to the proper application of any advance by Borrower or any other party. In the event of default by Borrower, Bank may, in making advances, pay any portion of that advance directly to any subcontractor or supplier of materials, fixtures, equipment or labor for the Project.

        Section 6.7. REPRESENTATIONS AND WARRANTIES. Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

        (a) The execution and delivery of the Loan Documents, and the consummation of the transactions contemplated by them, do not conflict with or result in the breach of any valid regulation, order, writ, injunction, judgment or decree of any court or governmental or municipal instrumentality, or in breach of or default under any agreement or other instrument to which the Borrower is a party or by which it is bound.

        (b) Borrower has delivered to Bank accurate and complete copies of the Plans and Specifications and all other contract documents requested, including all modifications.

        (c) The Project has adequate rights of access to public ways, soil conditions are appropriate for its construction, and water, sanitary sewer and storm drain facilities and all public utilities necessary or convenient to the full use and enjoyment of the completed Project are available to the Site and, if not now installed, will be promptly constructed and installed to service the Project,

        (d) Borrower has obtained all required permits, licenses, approvals and authorizations, including those required by the Federal Environmental Protection Agency ("EPA") and any state or local authority charged with the enforcement of EPA regulations, and has fully complied with all building, safety, zoning and other requirements of any state, municipal or other governmental authority pertaining to the construction of the Improvements capable of being complied with at the date these warranties are effective, and will obtain all permits, licenses, approvals and authorizations required and will comply with all building, safety, zoning and other requirements.


        (e) The Project will be constructed entirely on the site and will not unlawfully encroach on any easement, right of way or land of others or violate any setback lines or applicable use or other restrictions or regulations.

        (f) There is no default on the part of the Borrower under any of the Loan Documents.


        Section 6.8. COVENANTS OF BORROWER.  Borrower covenants with Bank:

        (a) to permit Bank or its designee access to the Project and to all property, equipment, books, contracts, records and other papers relating to the Project. To keep the books and accounts of all operations relating to the Project in accordance with generally accepted accounting principles.

        (b) to promptly respond to any inquiry from Bank for information with respect to the Project, which information may be verified by Bank at Borrower's expense. Bank shall at all times be entitled to rely upon any statements or representations made by Borrower or its agents, and Borrower shall hold Bank harmless from and indemnify it against all loss, costs (including reasonable attorney's fees) and damage suffered through any action taken or forbearance granted by Bank in reliance on such statements or representations.

        (c) to cause the construction of the Project to be prosecuted with diligence and continuity and to complete the construction in accordance with the Plans and Specifications, leases, if any, and the Loan Documents, before the Completion Date.

        (d) upon Bank's demand, to correct any structural defect or unauthorized departure from the Plans and Specifications not approved by Bank.


                              ARTICLE VII

                           EVENTS OF DEFAULT

        Section 7.1. The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

        (a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

        (b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

        (c) Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty
(20) days from its occurrence.

        (d) Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower, any guarantor hereunder or any general partner or joint venturer in any Borrower which is a partnership or joint venture (with each such guarantor, general partner and/or joint venturer referred to herein as a "Third Party Obligor") has incurred any debt or other liability to any person or entity, including Bank.

        (e) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor,

        (f) Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor, or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

        (g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

        (h) The death or incapacity of any individual Borrower or Third Party Obligor. The dissolution or liquidation of any Borrower or Third Party Obligor which is a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Borrower or Third Party Obligor.

        (i) Any change in ownership of an aggregate of twenty-five percent (25%) or more of the common stock of Borrower.

        (j) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank's prior written consent, of all or any part of or interest in any real property collateral required hereby.


        Section 7.2. REMEDIES.  Upon the occurrence of any Event of Default:
(a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by each Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.



                              ARTICLE VIII

                             MISCELLANEOUS

        Section 8.1. NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy.
Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.


        Section 8.2. NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

        BORROWER:  C P S DISTRIBUTORS, INC.
                   WATER SYSTEMS, INC.
                   WESTERN PIPE SUPPLY CO., INC.
                   1105 W 122nd Ave
                   Westminster, Colorado  80234

            BANK:  WELLS FARGO BANK, NATIONAL ASSOCIATION
                   1740 Broadway
                   Denver, Colorado  80274 C7301-037

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.


        Section 8.3. COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to any Borrower or any other person or entity.


        Section 8.4. SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interest hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any guarantor hereunder orthe business of such guarantor, or any collateral required hereunder.


        Section 8.5. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.


        Section 8.6. NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.


        Section 8.7. TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.


        Section 8.8. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.


        Section 8.9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.


        Section 8.10. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.


        Section 8.11. JOINT AND SEVERAL LIABILITY. As used in this Section 8.11, the term "Joint Credits" shall mean the Line of Credit and the Term Commitment.


        (a) Each Borrower has determined and represents to Bank that it is in its best interests and in pursuance of its legitimate business purposes to induce Bank to extend credit pursuant to this Agreement. Each Borrower acknowledges and represents that its business is related to the business of the other Borrowers, the availability of the commitments provided for herein benefits each Borrower, and advances and other credit extensions made hereunder will inure to the benefit of Borrowers, individually and as a group.

        (b) Each Borrower has determined and represents to Bank that it has, and after giving effect to the transactions contemplated by this Agreement will have, assets having a fair saleable value in excess of its debts, after giving effect to any rights of contribution or subrogation which may be available to such Borrower, and each Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts as such debts mature.

        (c) Each Borrower agrees that it is jointly and severally liable to Bank for, and each Borrower agrees to pay to Bank when due the full amount of, all indebtedness now existing or hereafter arising to Bank under or in connection with the Joint Credits and all modifications, extensions and renewals thereof, including without limitation all advances disbursed to any Borrower under the Joint Credits, all interest which accrues thereon and all fees, costs and expenses chargeable to any Borrower in connection therewith.

        (d) The liability of each Borrower for the Joint Credits shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account of any of the Joint Credits is rescinded or must otherwise be restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

        (e) Each Borrower authorizes Bank, without notice to or demand on such Borrower, and without affecting such Borrower's liability for the Joint Credits, from time to time to: (a) alter, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the liabilities and obligations of any other Borrower to Bank on account of any of the Joint Credits; (b) take and hold security from any other Borrower for the payment of any of the Joint Credits, and exchange, enforce, waive, subordinate or release any such security; (c) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement or deed of trust, as Bank in its discretion may determine; (d) release or substitute any one or more of the endorsers or any guarantors of any of the Joint Credits, or any other party obligated thereon; and (e) apply payments received by Bank from the any other Borrower to indebtedness of such other Borrower to Bank other than the Joint Credits.

        (f) Each Borrower represents and warrants to Bank that it has established adequate means of obtaining from any other Borrower on a continuing basis financial and other information pertaining to such other Borrower's financial condition, and each Borrower agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect its risks hereunder Each Borrower further agrees that Bank shall have no obligation to disclose to it any information or material about any other Borrower which is acquired by Bank in any manner.

        (g) Each Borrower waives any right to require Bank to: (i) proceed against any other Borrower or any other person; (ii) proceed against or exhaust any security held from any other Borrower or any other person; (iii) pursue any other remedy in Bank's power; (iv) apply payments received by Bank from any other Borrower to any of the Joint Credits; or (v) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of dishonor in connection with any of the Joint Credits.

        (h) Each Borrower waives any defense to its liability for the Joint Credits based upon or arising by reason of: (i) any disability or other defense of any other Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the liability of any other Borrower for the Joint Credits;
(iii) any lack of authority of any officer, director, partner, agent or other person acting or purporting to act on behalf of any other
Borrower or any defect in the formation of any other Borrower; (iv) the application by any other Borrower of the proceeds of any of the Joint Credits for purposes other than the purposes intended or understood by Bank or any Borrower; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of any other Borrower by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against any other Borrower; (vi) any impairment of the value of any interest in any security for any of the Joint Credits, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; or (vii) any modification of the obligations or liabilities of any other Borrower for any of the Joint Credits, including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the indebtedness of any other Borrower for any of the Joint Credits, including increase or decrease of the rate of interest thereon. Until the Joint Credits and all indebtedness of each Borrower to Bank arising under or in connection with this Agreement shall have been paid in full, no Borrower shall have any right of subrogation.
Each Borrower waives all rights and defenses it may have arising out of
(A) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for any of the Joint Credits, destroys its rights of subrogation or its rights to proceed against any other Borrower for reimbursement, or (B) any loss of rights it may suffer by reason of any rights, powers or remedies of any other Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Borrower's indebtedness for any of the Joint Credits. Until the Joint Credits and all indebtedness of each Borrower to Bank arising under or in connection with this Agreement shall have been paid in full, each Borrower waives any right to dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Colorado or a neutral retired judge of the state or federal judiciary of Colorado, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Colorado and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Colorado Rules of Civil Procedure or other applicable law.
Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

        (i) Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

        (j) Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

        (k) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

        (l) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.



        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.



                                 WELLS FARGO BANK,
C P S DISTRIBUTORS, INC.         NATIONAL ASSOCIATION


By: /S/ ALAN C. BERGOLD	        By: /S/ JAMES EDWARDS
    Alan C. Bergold,               James Edwards, Senior Vice President
    Executive Vice President/Secretary





WATER SYSTEMS, INC.


By: /S/ ALAN C. BERGOLD
    Alan C. Bergold,
    Vice President/Secretary





WESTERN PIPE SUPPLY CO., INC.


By: /S/ ALAN C. BERGOLD
    Alan C. Bergold,
    Vice President/Secretary